Exhibit 10.2

LOAN AND SECURITY AGREEMENT (EX-IM LOAN FACILITY)

THIS LOAN AND SECURITY AGREEMENT (EX-IM LOAN FACILITY) (“EX-IM AGREEMENT”) dated as of the Closing Date, between SILICON VALLEY BANK (“Bank”), California corporation, and MOTIVE, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this EX-IM Agreement will be construed following GAAP, Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules thereto. The terms “including” and “includes” always mean “including (or includes) without limitation” in this or any Loan Document. This EX-IM Agreement shall be construed to impart upon Bank a duty to act reasonably at all times.

2.	LOAN AND TERMS OF PAYMENT

2.1	Promise to Pay.

Borrower will pay Bank the unpaid principal amount of all EX-IM Advances and interest on the unpaid principal amount of the EX-IM Advances as and when due in accordance with this EX-IM Agreement.

2.1.1	EX-IM Advances.

(a) Bank will make EX-IM Advances to Borrower not exceeding (i) the lesser of (x) the EX-IM Committed Line or (y) the Foreign Borrowing Base, minus (ii) the outstanding principal balance of any EX-IM Advances; provided, however, and notwithstanding any other term or provision of this EX-IM Agreement, the aggregate amount of outstanding EX-IM Advances hereunder together with the aggregate amount of Advances outstanding under the Domestic Loan Agreement shall not in any event exceed $8,000,000 jointly. Amounts borrowed under this Section may be repaid and reborrowed during the term of this EX-IM Agreement.

(b) To obtain an EX-IM Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day the EX-IM Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank a completed Transaction Report attached as Exhibit B and submit Export Orders in connection with such EX-IM Advance. Bank will credit EX-IM Advances to Borrower’s deposit account at Bank. Bank may make Credit Extensions under this EX-IM Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss suffered by Bank from that reliance.

(c) The EX-IM Committed Line terminates on the EX-IM Maturity Date, when all EX-IM Advances and other amounts due under this EX-IM Agreement are immediately payable.

2.2	Overadvances.

If the aggregate outstanding principal amount of EX-IM Advances made under Section 2.1.1 exceed the lesser of either (i) the EX-IM Committed Line or (ii) the Foreign Borrowing Base, Borrower must immediately pay Bank the excess.

2.3	Interest Rate, Payments.

(a) Interest Rate. EX-IM Advances accrue interest on the outstanding principal balance at a floating per annum rate equal to the greater of one quarter of one percent (0.25%) above the Prime Rate or 6.25%, which interest shall be payable monthly. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations accrue interest at two percent (2%) above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

(b) Payments. Interest due on the EX-IM Committed Line is payable on the first (1st) day of each month. Bank may debit any of Borrower’s deposit accounts including Account Number 3300444628 for principal and interest payments or any amounts Borrower owes Bank under this Agreement. Bank will notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrues.

2.4	Fees.

Borrower will pay:

(a) Bank Expenses. A facility fee of $40,000 which shall be nonrefundable, and all Bank Expenses (including reasonable attorneys’ fees and expenses) invoiced to Borrower at least one (1) Business Day after the Closing Date, and within ten (10) Business Days after demand therefor, all Bank Expenses incurred through and after the date of this EX-IM Agreement (including reasonable attorneys’ fees and expenses); and

(b) EX-IM Bank Expenses. On the Closing Date, EX-IM Bank Expenses incurred through the date hereof.

2.5	Use of Proceeds.

Borrower will use the proceeds of the EX-IM Advances only for the purposes specified in the EX-IM Borrower Agreement. Borrower will not use the proceeds of the EX-IM Advances for any purpose prohibited by the EX-IM Borrower Agreement.

2.6	EX-IM Guarantee.

To facilitate the financing of EX-IM Eligible Foreign Accounts, the EX-IM Bank has agreed to guarantee the EX-IM Advances made under this EX-IM Agreement, pursuant to a Master Guarantee Agreement, Loan Authorization Agreement and (to the extent applicable) Delegated Authority Letter Agreement (collectively, the “EX-IM Guarantee”). If, at any time after the EX-IM Guarantee has been entered into by Bank, for any reason other than due to any action or inaction of Borrower under the EX-IM Guarantee, (a) the EX-IM Guarantee shall cease to be in full force and effect, or (b) if the EX-IM Bank declares the EX-IM Guarantee void or revokes any obligations thereunder or denies liability thereunder, and any Overadvance results from either of the foregoing, Bank shall provide notice of such Overadvance to Borrower, and Borrower shall immediately pay the amount of the excess to Bank. If, at any time after the EX-IM Guarantee has been entered into by Bank, for any reason other than the one described in the foregoing sentence, (x) the EX-IM Guarantee shall cease to be in full force and effect, or (y) the EX-IM Bank declares the EX-IM Guarantee void or revokes any obligations thereunder or denies liability thereunder, any such event shall constitute an Event of Default under this EX-IM Agreement. Nothing in any confidentiality agreement in this EX-IM Agreement or in any other agreement shall restrict Bank’s right to make disclosures and provide information to the EX-IM Bank in connection with the EX-IM Guarantee.

2.7	EX-IM Borrower Agreement.

Borrower shall execute and deliver a Borrower Agreement, in the form specified by the EX-IM Bank (attached hereto as Annex A), in favor of Bank and the EX-IM Bank, together with an amendment thereto approved by the EX-IM Bank to conform certain terms of such Borrower Agreement to the terms of this EX-IM Agreement (as amended, the “EX-IM Borrower Agreement”). When the EX-IM Borrower Agreement is entered into by Borrower and the EX-IM Bank and delivered to Bank, this EX-IM Agreement shall be subject to all of the terms and conditions of the EX-IM Borrower Agreement, all of which are hereby incorporated herein by this reference. From and after the time Borrower and the EX-IM Bank have entered into the EX-IM Borrower Agreement and delivered the same to Bank, Borrower expressly agrees to perform all of the obligations and comply with all of the affirmative and negative covenants and all other terms and conditions set forth in the EX-IM Borrower Agreement as though the same were expressly set forth herein. In the event of any conflict between the terms of the EX-IM Borrower Agreement (if then in effect) and the other terms of this EX-IM Agreement, whichever terms are more restrictive shall apply. Borrower acknowledges and agrees that it has received a copy of the Loan Authorization Agreement which is referred to in the EX-IM Borrower Agreement. If the EX-IM Borrower Agreement is entered into by Borrower and the EX-IM Bank and delivered to Bank, Borrower agrees to be bound by the terms of the Loan Authorization Agreement, including, without limitation, by any additions or revisions made prior to its execution on behalf of EX-IM Bank. Upon the execution of the Loan Authorization Agreement by EX-IM Bank and Bank, it shall become an attachment to the EX-IM Borrower Agreement. Borrower shall reimburse Bank for all fees and all out of pocket costs and expenses incurred by Bank with respect to the EX-IM Guaranty and the EX-IM Borrower Agreement, including without limitation all facility fees and usage fees, and Bank is authorized to debit any of Borrower’s deposit accounts with Bank for such fees, costs and expenses when paid by Bank.

3.	CONDITIONS OF LOANS

3.1	Conditions Precedent to Initial EX-IM Advance.

Bank’s obligation to make the initial EX-IM Advance is subject to the condition precedent that it receives the agreements, documents and fees it requires.

3.2	Conditions Precedent to all EX-IM Advances.

Bank’s obligations to make each EX-IM Advance, including the initial EX-IM Advance, is subject to the following:

(a) timely receipt of any export purchase order and an EX-IM Borrowing Base Certificate relating to the request;

(b) receipt of a Transaction Report;

(c) the representations and warranties in Section 5 must be true in all material respects on the date of the Transaction Report and on the effective date of each EX-IM Advance (or, if stated to have been made solely as of an earlier date, were true in all material respects as of such date) and no Event of Default shall have occurred and be continuing, or result from the EX-IM Advance. Each EX-IM Advance is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true in all material respects; and

(d) the EX-IM Guarantee will be in full force and effect.

4.	CREATION OF SECURITY INTEREST

4.1	Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank may place a “hold” on any deposit account pledged as Collateral if an Event of Default has occurred and is continuing.

4.2	Authorization to File.

Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1	Domestic Loan Documents.

The representations and warranties contained in the Domestic Loan Documents, which are incorporated into this EX-IM Agreement, are true and correct.

5.2	Accounts Receivable.

(a) For each Account Receivable with respect to which EX-IM Advances are requested, on the date each EX-IM Advance is requested and made, such Account Receivable shall meet the Minimum EX-IM Foreign Eligibility Requirements, as the case may be, set forth in Section 13.1 below.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts Receivable are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account Receivable shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an EX-IM Eligible Account in any EX-IM Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts Receivable are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

6.	AFFIRMATIVE COVENANTS

Borrower will do all of the following:

6.1	Domestic Loan Documents.

Borrower will comply with all the provisions of the Domestic Loan Documents.

6.2	EX-IM Insurance.

If required by Bank, Borrower will obtain, and pay when due all premiums with respect to, and maintain uninterrupted foreign credit insurance. In addition, Borrower will execute in favor of Bank an assignment of proceeds of any insurance policy obtained by Borrower and issued by EX-IM Bank insuring against comprehensive commercial and political risk (the “EX-IM Bank Policy”). The insurance proceeds from the EX-IM Bank Policy assigned or paid to Bank will be applied to the balance outstanding under this EX-IM Agreement. Borrower will immediately notify Bank and EX-IM Bank in writing upon submission of any claim under the EX-IM Bank Policy. Then Bank will not be obligated to make any further Credit Extensions to Borrower without prior approval from EX-IM Bank.

6.3	Borrower Agreement.

Borrower will comply with all terms of the EX-IM Borrower Agreement. If any provision of the EX-IM Borrower Agreement conflicts with any provision contained in this EX-IM Agreement, the more strict provision, with respect to the Borrower, will control.

6.4	Reporting Requirements.

Borrower shall deliver all reports, certificates and other documents to Bank as provided in the EX-IM Borrower Agreement, including, without limitation, an EX-IM Borrowing Base Certificate on a monthly basis as described on Exhibit C hereof, purchase orders and any other information that Bank and EX-IM Bank may reasonably request. In addition, Borrower shall comply with the reporting requirements set forth in the Domestic Loan Documents.

6.5	Further Assurances.

Borrower will execute any further instruments and take further action as Bank requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this EX-IM Agreement.

7.	NEGATIVE COVENANTS

Borrower will not do any of the following:

7.1	Domestic Loan Documents.

Violate or fail to comply with the Domestic Loan Documents.

7.2	EX-IM Borrower Agreement.

Violate or fail to comply with any provision of the EX-IM Borrower Agreement.

7.3	EX-IM Agreement.

Take an action, or permit any action to be taken, that causes, or could be expected to cause, the EX-IM Guarantee to not be in full force and effect.

8.	EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1	Payment Default.

If Borrower fails to pay any of the Obligations within three (3) Business Days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2	Covenant Default.

If Borrower violates any covenant in this EX-IM Agreement or in any of the Domestic Loan Documents or the EX-IM Borrower Agreement and such violation continues for fifteen (15) days after Borrower’s receipt of notice of such violation.

If an Event of Default occurs under this EX-IM Agreement or the Domestic Loan Documents.

8.3	EX-IM Guarantee.

If the EX-IM Guarantee ceases for any reason to be in full force and effect, or if the EX-IM Bank declares the EX-IM Guarantee void or revokes any obligations under the EX-IM Guarantee.

9.	BANK’S RIGHTS AND REMEDIES

9.1	Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 of the Domestic Loan Agreement occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this EX-IM Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies under this Section 9.1;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral; and

(g) Dispose of the Collateral according to the Code.

9.2	Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide EX-IM Advances terminates.

9.3	Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account, and Borrower must collect all payments received from such Persons in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4	Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons Bank may make all or part of the payment or obtain insurance policies required in Section 6.4 of the Domestic Loan Agreement, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5	Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6	Remedies Cumulative.

Bank’s rights and remedies under this EX-IM Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7	Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default (except as otherwise specified herein), nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8	EX-IM Direction.

Upon the occurrence of an Event of Default, EX-IM Bank shall have right to (i) direct Bank to exercise the remedies specified in Section 9.1 and (ii) request that Bank accelerate the maturity of any other loans to Borrower.

9.9	EX-IM Notification.

Bank has the right to immediately notify EX-IM Bank in writing if it has knowledge of any of the following events: (1) any failure to pay any amount due under this EX-IM Agreement; (2) the Foreign Borrowing Base is less than the sum of the outstanding Credit Extensions; (3) any failure to pay when due any amount payable to Bank under any Loan Documents owing by Borrower to Bank; (4) the filing of an action for debtor’s relief by, against or on behalf of Borrower; (5) any threatened or pending material litigation against Borrower, or any material dispute involving Borrower.

If Bank sends a notice to EX-IM Bank, Bank has the right to send EX-IM Bank a written report on the status of events covered by the notice every 30 days after the date of the original notification, until Bank files a claim with EX-IM Bank or the defaults have been cured (but no EX-IM Advances may be required during the cure period unless EX-IM Bank gives its written approval). If directed by EX-IM Bank, Bank will have the right to exercise any rights it may have against the Borrower to demand the immediate repayment of all amount outstanding under the EX-IM Loan Documents.

10.	NOTICES

All notices or demands by any party about this EX-IM Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth below. A Party may change its notice address by giving the other Party written notice.

If to Borrower:	MOTIVE, INC.
12515 Research Blvd., Bldg. 5
Austin, TX 78759
Attn: Mike Fitzpatrick
Fax: 512.339.9040
Email: mikef@motive.com

If to Bank:	Silicon Valley Bank
7000 North Mopac, Suite 360
Austin, Texas 78731
Attn: Phillip A. Wright
Fax: 512.794.0853
Email: pwright@svb.com

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California for any action or claim arising out of the Loan Documents; provided, however, that nothing in this EX-IM Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this EX-IM Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS EX-IM AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS EX-IM AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.	GENERAL PROVISIONS

12.1	Successors and Assigns.

This EX-IM Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this EX-IM Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this EX-IM Agreement. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Bank shall not assign any interest in the EX-IM Loan Documents to an operating company which is a direct competitor of Borrower.

12.2	Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank’s or any of its officers’, employees’, or agents’ gross negligence or willful misconduct.

12.3	Time of Essence.

Time is of the essence for the performance of all obligations in this EX-IM Agreement.

12.4	Severability of Provision.

Each provision of this EX-IM Agreement is severable from every other provision in determining the enforceability of any provision.

12.5	Amendments in Writing, Integration.

All amendments to this EX-IM Agreement must be in writing. This EX-IM Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this EX-IM Agreement merge into this EX-IM Agreement and the Loan Documents.

12.6	Counterparts.

This EX-IM Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7	Survival.

All covenants, representations and warranties made in this EX-IM Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8	Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower that have agreed to keep such information confidential on the same basis as Bank, (ii) to prospective transferees or purchasers of any interest in the Loans that have agreed to keep such information confidential on the same basis as Bank, (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate exercising remedies under this EX-IM Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9	EX-IM Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts.

This EX-IM Agreement, the Domestic Loan Agreement and the EX-IM Borrower Agreement shall continue in full force and effect until all Obligations have been paid in full, and all rights and remedies under this EX-IM Agreement, the Domestic Loan Agreement and the EX-IM Borrower Agreement are cumulative. Without limiting the generality of the foregoing, all “Collateral” as defined in this EX-IM Agreement, the Domestic Loan Agreement and as defined in the EX-IM Borrower Agreement shall secure all EX-IM Advances and all interest thereon, and all other Obligations. Any Event of Default under this EX-IM Agreement shall also constitute an Event of Default under the EX-IM Borrower Agreement and the Domestic Loan Agreement; any Event of Default under the Domestic Loan Agreement shall also constitute an Event of Default under the EX-IM Borrower Agreement and this EX-IM Agreement; and any Event of Default under the EX-IM Borrower Agreement shall also constitute an Event of Default under this EX-IM Agreement and the Domestic Loan Agreement. In the event Bank assigns its rights under this EX-IM Agreement, the Domestic Loan Agreement, or the EX-IM Borrower Agreement and/or under any note evidencing EX-IM Advances, to any third party, including, without limitation, the EX-IM Bank, whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the EX-IM Borrower Agreement, the Domestic Loan Agreement and/or note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower. Should any term of this EX-IM Agreement conflict with any term of the Domestic Loan Agreement or the EX-IM Borrower Agreement, the more restrictive term in such agreements shall govern Borrower.

13.	DEFINITIONS

13.1	Definitions.

Except as otherwise defined, terms that are capitalized in this EX-IM Agreement will have the same meaning assigned in the Domestic Loan Documents and/or the EX-IM Borrower Agreement, as applicable. In this EX-IM Agreement:

“Closing Date” is the date Bank executes this EX-IM Agreement as indicated on the signature page hereof.

“Collateral” is the property described on Exhibit A.

“Credit Extension” is any EX-IM Advance, or any other extension of credit by Bank for Borrower’s benefit under this EX-IM Agreement.

“Domestic Loan Agreement” means that certain Loan and Security Agreement of even date herewith, between Borrower and Bank.

“Domestic Loan Documents” the Domestic Loan Agreement, any note or notes executed by Borrower in connection therewith or any other agreement entered into in connection with the Domestic Loan Agreement, between Borrower and Bank.

“EX-IM Advance” or “EX-IM Advances” is a loan advance (or advances) under the EX-IM Committed Line.

“EX-IM Bank” is the Export-Import Bank of the United States.

“EX-IM Bank Expenses” are all reasonable audit fees and expenses; reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the EX-IM Loan Documents (including appeals or Insolvency Proceedings) and the fees that the Bank pays to the EX-IM Bank in consideration of the issuance of the EX-IM Guarantee.

“EX-IM Borrower Agreement” is defined in Section 2.7.

“EX-IM Committed Line” is an EX-IM Advance or EX-IM Advances of up to Eight Million Dollars ($8,000,000).

“EX-IM Eligible Foreign Accounts” means Accounts Receivable arising in the ordinary course of Borrower’s business from Non-U.S. Account Debtors and that meet all Borrower’s representations and warranties in Section 5.2 and conform in all respects to the EX-IM Borrower Agreement, and either (a) are guaranteed by EX-IM Bank, less any deductible; (b) are supported by letter(s) of credit acceptable to Bank; (c) are owing from an Account Debtor whose principal place of business is located in Canada (provided that Bank has perfected its security interest in such Account to Bank’s satisfaction), or (d) that Bank approves in writing. The following are the minimum requirements (the “Minimum EX-IM Foreign Eligibility Requirements”) for an Account to be an EX-IM Eligible Foreign Account. The Accounts Receivable must not be an Account:

(a) that does not arise from the sale of Items in the ordinary course of the Borrower’s business;

(b) that is not subject to a valid, perfected, and enforceable first priority security interest in favor of the Bank;

(c) as to which any covenant, representation or warranty contained in the Loan Documents relating to such Account has been breached;

(d) that is not owned by the Borrower or is subject to any right, claim, or interest of another party other than the Lien in favor of the Bank;

(e) with respect to which an invoice has not been sent;

(f) generated by the sale or provision of defense articles or services, subject to exceptions approved in writing by Ex-Im Bank;

(g) that is due and payable from a military Buyer, subject to exceptions approved in writing by Ex-Im Bank;

(h) that is due and payable from a foreign Buyer located in a country with which Ex- Im Bank is legally prohibited from doing business as set forth in the current Country Limitation Schedule. (Note: If the Borrower has knowledge that an export to a country in which Ex-Im Bank may do business, as set forth in the current Country Limitation Schedule, will be re-exported to a country with which Ex-Im Bank is legally prohibited from doing business, the corresponding Accounts Receivable (or a pro-rata portion thereof) are not eligible for inclusion in the Export-Related Borrowing Base.);

(i) that does not comply with the requirements of the Country Limitation Schedule;

(j) that by its original terms is due and payable more than ninety (90) days from the date of invoice (“EX-IM Foreign Eligibility Period”);

(k) have credit balances over sixty (60) days from due date;

(l) that is not paid within sixty (60) calendar days from its original due date unless insured through Ex-Im Bank (or other acceptable) export credit insurance for comprehensive commercial and political risk, in which case ninety (90) calendar days shall apply;

(m) that arises from a sale of goods to or performance of services for an employee, stockholder, or subsidiary of the Borrower, intra-company Accounts Receivable or any Account from a stockholder, any person or entity with a controlling interest in the Borrower or which shares common controlling ownership with the Borrower;

(n) that is backed by a letter of credit where the Items covered by the subject letter of credit have not yet been shipped, or where the covered services have not yet provided;

(o) that the Bank or Ex-Im Bank, in its reasonable judgment, deem uncollectible or unacceptable; this category includes, but is not limited to, finance charges or late charges imposed on the foreign Buyer by the Borrower as a result of the foreign Buyer’s past due status;

(p) that does not comply with the terms of sale as set forth by Ex-Im Bank;

(q) that is due and payable from an Buyer who becomes unable to pay its debts or whose ability to pay its debts becomes questionable;

(r) that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, or any other repurchase or return basis or is evidenced by chattel paper;

(s) for which the Items giving rise to such Accounts Receivable have not been shipped to the Buyer or when the Items are services, such services have not been performed or when the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order, or the Accounts Receivable do not otherwise represent a final sale;

(t) that is subject to any offset, deduction, defense, dispute, or counterclaim, to the extent of such offset, deduction, defense, dispute, or counterclaim, or the Buyer is also a creditor or supplier of the Borrower, or the Account is contingent in any respect or for any reason;

(u) for which the Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment;

(v) for which any of the Items giving rise to such Account having been returned, rejected, or repossessed;

(w) that arises from the sale of Items that do not meet 50% U.S. Content requirements;

(x) that is deemed to be ineligible by Ex-Im Bank.

Bank reserves the right at any time after the Closing Date to adjust the Minimum EX-IM Foreign Eligibility Requirements in its good faith business judgment and establish new criteria to determine the foregoing.

“EX-IM Foreign Eligibility Period” is defined in the term “Eligible Foreign Accounts.”

“EX-IM Guarantee” is that certain Master Guarantee Agreement or other agreement, as amended from time to time, the terms of which are incorporated into this EX-IM Agreement.

“EX-IM Loan Documents” means that certain Export-Import Bank Loan and Security Agreement (“EX-IM Loan Agreement”), any note or notes executed by Borrower in connection therewith or any other agreement entered into in connection with this EX-IM Loan Agreement, pursuant to which EX-IM Bank guarantees Borrower’s obligations under this EX-IM Agreement.

“EX-IM Maturity Date” is July 6, 2009.

“Export Order” is a written export order or contract for the purchase by the buyer from the Borrower of any finished goods or services which are intended for export.

“Foreign Borrowing Base” means the lesser of (a) Eight Million Dollars ($8,000,000) or (b) ninety percent (90%) of EX-IM Eligible Foreign Accounts as determined by Bank from Borrower’s most recent Transaction Report; provided, however, Accounts that are billed in currencies other than in U.S. Dollars shall be permitted (“Non-US Dollar Accounts”) as EX-IM Eligible Foreign Accounts provided the foreign exchange risk is hedged, in all other cases Non-US Dollar Accounts shall be subject to a seventy percent (70%) calculation; provided further, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, in connection with the results of an audit in accordance with this EX-IM Agreement, may adversely affect Collateral.

“Loan Documents” are, collectively, this EX-IM Agreement, the Domestic Loan Documents, any note, or notes or guaranties executed by Borrower or Guarantor in connection with this EX-IM Agreement or the Domestic Loan Documents, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this EX-IM Agreement or the Domestic Loan Documents, all as amended, extended or restated.

“Minimum Foreign Eligibility Requirements” is defined in the term “Eligible Foreign Accounts.”

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including letters of credit and exchange contracts and including interest accruing after Insolvency Proceedings begin, in each case that arise under the Loan Documents.

“Schedule” is any attached schedule of exceptions.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit B.

IN WITNESS WHEREOF, the parties hereto have caused this EX-IM Agreement to be executed as of the Closing Date.

BORROWER:

MOTIVE, INC.

By:	/s/ Mike Fitzpatrick
Title:	Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ Phillip A. Wright
Title:	Relationship Manager

Closing Date: July 7, 2008

[Signature page to Ex-Im Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, Accounts (including health-care Accounts), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall not be deemed to include (i) more than 66% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock of any Subsidiary of Borrower not incorporated or organized under the laws of one of the States or jurisdictions of the United States; (ii) any permit or license issued by a Governmental Authority to Borrower or any agreement to which Borrower is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any law applicable thereto, validly prohibit the creation by Borrower of a security interest in such permit, license or agreement in favor of Bank (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the Code (or any successor provision or provisions) or any other applicable law (including the United States Bankruptcy Code) or principles of equity); and (iii) motor vehicles the perfection of a security interest in which is excluded from the Code in the relevant jurisdiction.

[Exhibit A to Ex-Im Loan and Security Agreement]